Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement filed herewith on Form S-8 of Transcat, Inc. of our report, dated June 26, 2013, related to our audits of the consolidated financial statements as of and for the years ended March 30, 2013 and March 31, 2012, appearing in the Annual Report on Form 10-K of Transcat, Inc.

/s/ Freed Maxick CPAs, P.C.

Buffalo, New York
October 8, 2013